Exhibit 10.1

Execution Version

TRANSITION SERVICES AGREEMENT

by and between

INGERSOLL-RAND PLC

and

INGERSOLL-RAND U.S. HOLDCO, INC.

dated as of

February 29, 2020

TABLE OF CONTENTS

		Page
	ARTICLE I
	TRANSITION SERVICES

1.1.	Transition Services	1
1.2.	Subcontractors	4
1.3.	Period Transition Services Will Be Provided	4
1.4.	Service Suspensions	5
1.5.	Term	5
1.6.	Commingling of Cash	6
1.7.	Intellectual Property	6
1.8.	Books and Records	7

	ARTICLE II
	COMPENSATION FOR TRANSITION SERVICES

2.1.	Fees	7
2.2.	Set-Up Costs	7
2.3.	Payment Terms	8
2.4.	Audit Rights	8
2.5.	Third-Party Consents; Contravention	9

	ARTICLE III
	GOVERNANCE AND DISPUTES

3.1.	Cooperation, Information and Access; Monthly Meeting	10
3.2.	Dispute Resolution	12

	ARTICLE IV
	DISCLAIMERS; LIMITATION OF LIABILITY; INDEMNIFICATION

4.1.	Disclaimers	12
4.2.	Limitation of Liability	13
4.3.	Indemnification	13

	ARTICLE V
	TERMINATION

5.1.	Termination of Transition Services	14
5.2.	Effect of Termination of Service	15
5.3.	Force Majeure Event	15
5.4.	Survival Upon Expiration or Termination	16
5.5.	Actions Upon Termination	16
5.6.	Transition and Post Termination Assistance	16

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	ARTICLE VI
	NOTICES AND DEMANDS

6.1.	Notices	17

	ARTICLE VII
	MISCELLANEOUS

7.1.	Relationship of the Parties	18
7.2.	Employees	18
7.3.	Interpretation	18
7.4.	Assignment	19
7.5.	Confidentiality	19
7.6.	Severability	19
7.7.	Third Party Beneficiaries	20
7.8.	Governing Law	20
7.9.	Specific Performance	21
7.11.	Entire Agreement	21
7.12.	Amendments and Waivers	21
7.13.	Remedies Cumulative	22

- ii -

Exhibits

Exhibit A	Services Schedule

Exhibit B	Excluded Services

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of February 29, 2020, is entered into by and between Ingersoll-Rand plc, a Republic of Ireland public limited company (“Moon”), and Ingersoll-Rand U.S. HoldCo, Inc., a Delaware corporation (“SpinCo”).  Both Moon and SpinCo may be individually referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS, Moon, SpinCo, Gardner Denver Holdings, Inc. (“Clover”) and Charm Merger Sub Inc. are parties to that certain Merger Agreement, dated as of April 30, 2019, as may be amended form time to time (the “Merger Agreement”), and Moon and SpinCo are parties to that certain Separation and Distribution Agreement, dated as of April 30, 2019, as may be amended form time to time (the “Separation and Distribution Agreement”);

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings given such terms in the Separation and Distribution Agreement or, if not defined therein, the Merger Agreement;

WHEREAS, as contemplated by the Separation and Distribution Agreement, Moon and its Affiliates are willing to provide (or cause to be provided) to SpinCo and its Affiliates and SpinCo and its Affiliates are willing to provide (or cause to be provided) to Moon and its Affiliates, certain transition services (as further described below, the “Transition Services”) on the terms and conditions set forth herein; and

WHEREAS, (i) references to “Provider” herein shall mean (A) Moon with respect to Transition Services provided to SpinCo or its Affiliate, and (b) SpinCo with respect to Transition Services to be provided to Moon or its Affiliate; and (ii) references to “Recipient” herein shall mean (A) SpinCo with respect to Transition Services being provided to it by Moon or its Affiliate and (B) Moon with respect to Transition Services being provided to it by SpinCo or its Affiliate.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I
TRANSITION SERVICES

1.1.        Transition Services.

(a)         In accordance with the terms of this Agreement, Provider shall perform or cause its Affiliates to perform for Recipient or its Affiliates the Transition Services set forth in the Services Schedules attached as Exhibit A hereto (the “Services Schedule”, the term “Services Schedule” also includes any additional or supplemental Services Schedules mutually agreed to by the Parties in accordance with this Agreement).   Notwithstanding anything set forth in the Services Schedule, the Services Schedule is only supplemental to, and does not amend, modify or limit the Parties’ rights or obligations under, this Agreement, provided that the Services Schedule may modify the length of the term of a Transition Service otherwise governed by Section 1.5(a), the right to extend the length of the term of a Transition Service otherwise governed by Section 1.5(b) and the price of a Transition Service otherwise governed by Section 2.1.

(b)          Provider shall perform, or cause to be performed by one or more of its Affiliates, the Transition Services (i) in accordance with this Agreement and, in any event, in compliance with applicable Law; (ii) (A) in all cases in a professional and workmanlike manner and (B) at a scope, quantity and service level (x) as specified in the Services Schedule, or (y) if or to the extent not specified in the Services Schedule, then at a substantially similar scope, quantity and service level with which the Transition Services have been provided by Moon and its Affiliates during the period commencing twelve (12) months prior to the date of the Merger Agreement until the Closing Date, (the “Reference Period”); and (iii) in a manner that is non-discriminatory compared to the way in which Provider provides the same or similar services to itself and its Affiliates, including in respect of the prioritization of the provision of Transition Services relative to such same or similar services.  Provider agrees to (i) assign sufficient resources and qualified personnel as are reasonably required to perform the Transition Services and (ii) subject to Provider’s security and other access protocols and policies, provide access to existing tangible assets, equipment and infrastructure, if applicable, in good condition and working order, ordinary wear and tear excepted, in each case, as are reasonably required to perform the Transition Services.  Each Transition Service shall be provided at the location or locations specified in the “Geography” column set forth opposite each Transition Service in the Services Schedule, or, if not specified in the Services Schedule, then at the location or locations at which such Transition Service has been provided by Moon and/or its Affiliates during the Reference Period.  Unless otherwise agreed by the Parties in a Service Schedule, neither Provider nor any of its Affiliates shall be required to provide any Transition Service in a location other than where such Transition Service was performed prior to the Closing. Neither Provider nor any of its Affiliates will be required to render any Transition Services in a particular location that would necessitate that Provider or any of its Affiliates qualify to do business in any location or jurisdiction other than the current locations and jurisdictions where Provider or any such Affiliate, as applicable, does business as of the Effective Date.

(c)          Recipient agrees that the Transition Services are for the sole use and benefit of  Recipient and its Affiliates, in each case, solely with respect to the SpinCo Business or the Moon Business, as applicable. Neither Recipient nor any of its Affiliates shall resell any of the Transition Services to any Person whatsoever and shall not permit the receipt or use of the Transition Services by any Person other than for the conduct of the SpinCo Business or the Moon Business, as applicable. For the avoidance of doubt, except as set forth in a Service Schedule executed by each Party or as expressly provided herein, neither Provider nor any of its Affiliates shall be obligated to provide any other services to Recipient or any of its Affiliates.

(d)         Each Transition Service shall include all functions, responsibilities, activities and tasks, and the materials, documentation, resources, rights and licenses to be used, granted or provided by Provider that are not specifically described in this Agreement as part of such Transition Service, but have been incidental to, and were considered an inherent part of, or necessary subpart included within, such Transition Service during the Reference Period or are otherwise necessary to such Transition Service.

(e)          Upon reasonable advance notice to Recipient or its Affiliate (as applicable), Provider may (or may cause its Affiliates to) modify the manner, quality or standard of care of a Transition Service to conform to modifications in the manner, quality or standard of care that Provider or its Affiliates generally provide such Transition Service to other operations, businesses or divisions of Provider and its Affiliates or as required by a contract with a third party, so long as such modifications would not result in (x) Recipient or its Affiliates generally being treated less favorably than Provider or its Affiliates with respect to the other operations, businesses or divisions of Provider and its Affiliates receiving such Transition Service in any material respect, (y) Recipient or its Affiliates losing the benefit of such Transition Service or (z) Recipient being charged additional Costs that are not imposed on a non-discriminatory basis as compared to other operations, businesses or divisions of Provider; provided, that with respect to any Transition Service of which Recipient and its Affiliates are the users of more than 50% of the Transition Service in question, any such modification shall require the consent of Recipient (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the restrictions in clauses (x), (y) and (z) above shall not apply when the relevant modification is required to comply with applicable Law.

(f)          If, within six (6) months of the Closing, SpinCo identifies any service not included in the Services Schedule (other than a service listed on Exhibit B as an Excluded Service (an “Excluded Service”)) that was provided to the SpinCo Business by Moon or any of its Affiliates at any time during the Reference Period (other than any such service provided during such period outside of the ordinary course of business in connection with the transactions contemplated by the Separation and Distribution Agreement), either directly or indirectly through third-party service providers, which service (i) Moon or its Affiliates continues to provide with respect to any operations, businesses or divisions of the Moon Group,  (ii) SpinCo is not already receiving from a third-party service provider and (iii) SpinCo reasonably believes is necessary for the operation or conduct of the SpinCo Business following the Closing in substantially the same manner as the SpinCo Business was operated or conducted during the Reference Period, then promptly following a written notice from SpinCo to Moon to such effect and describing such service, the Parties shall promptly  provide for such service to be included hereunder such that Moon or its Affiliates will provide (or arrange for the provision of) such service to SpinCo and its Affiliates in accordance with the terms of this Agreement.  The compensation associated with any such service shall be determined in accordance with the terms set forth in Section 2.1. The Parties shall negotiate and document the terms of such service in a supplemental Services Schedule, which Services Schedule shall describe in reasonable detail the nature, scope, service period(s) and other terms applicable to such service.

(g)          If, within six (6) months of the Closing, Moon identifies any service not included in the Services Schedule (other than an Excluded Service) that was provided to the business of Moon and its Affiliates by the SpinCo Business at any time during the Reference Period (other than any such service provided during such period outside of the ordinary course of business in connection with the transactions contemplated by the Separation and Distribution Agreement), either directly or indirectly through third-party service providers, which service (i) SpinCo or its Affiliates continues to provide with respect to any operations, businesses or divisions of the SpinCo Group or Clover Group, (ii) Moon is not already receiving from a third-party service provider and (iii) Moon reasonably believes is necessary for the operation or conduct of the business of Moon and its Affiliates following the Closing in substantially the same manner as such business was operated or conducted during the Reference Period, then promptly following a written notice from Moon to SpinCo to such effect and describing such service, the Parties shall promptly provide for such service to be included hereunder such that SpinCo or its Affiliates will provide (or arrange for the provision of) such service to Moon and its Affiliates in accordance with the terms of this Agreement.  The compensation associated with any such service shall be determined in accordance with the terms set forth in Section 2.1. The Parties shall negotiate and document the terms of such service in a supplemental Services Schedule, which Services Schedule shall describe in reasonable detail the nature, scope, service period(s) and other terms applicable to such service.

(h)         Notwithstanding the provisions of Section 1.1(f) and Section 1.1(g), Recipient shall not be entitled to add any service or expand the scope or period of any service to the extent the need for such addition or expansion has resulted from the termination, transfer or reassignment by SpinCo or any of its Affiliates of the employment with the SpinCo Group of any conveyed SpinCo Employee, which SpinCo Employee was responsible for performing such service prior to such termination, transfer or reassignment.

1.2.        Subcontractors. Provider may, directly or through one or more Affiliates, hire or engage one or more subcontractors or other third-party service providers (each, a “Subcontractor”) to perform any of the Transition Services (a) to the extent that such Transition Service was subcontracted or a subcontractor was utilized during the Reference Period or has been used during the Term or such third party is subcontracted or utilized at the same time to provide substantially the same services to Provider or its Affiliates or (b) upon the prior written consent of Recipient (which may not be unreasonably withheld, conditioned or delayed); provided, that (i) Provider and its Affiliates shall remain primarily responsible for the acts and omissions of each Subcontractor as if they were Provider’s or such Affiliates’ own acts and omissions, including each Subcontractor’s compliance with the terms of this Agreement, (ii) Provider shall be responsible for ensuring, and for causing its Affiliates to ensure, that the performance standards set forth in Section 1.1(b) are satisfied with respect to any Transition Service provided by any such Subcontractor, (iii) the use of any such Subcontractor shall not increase (but may reduce) any fees or other payments payable by the Recipient hereunder, as compared to the fees and other payments if Provider or its Affiliates were to provide such Transition Services itself, and (iv) except as otherwise expressly provided herein, Provider or its relevant Affiliate shall be responsible for any payment or other termination fees due to such Subcontractor in the event Provider or such Affiliate changes or replaces such Subcontractor.  Notwithstanding the foregoing, if Provider did not use a Subcontractor for a Transition Service during the Reference Period or during the Term, and either (x) Recipient and its Affiliates are the users of more than 50% of the Transition Service in question or (y) the use of a Subcontractor would result in the early termination of a secondment arrangement contemplated by Section 3.01(b) of the Employee Matters Agreement (as defined in the Separation and Distribution Agreement), then the use of such Subcontractor shall require the prior written consent of Recipient (which may not be unreasonably withheld, conditioned or delayed).

1.3.        Period Transition Services Will Be Provided.  Each Transition Service shall be provided beginning as of the Closing Date (or such later date as such Transition Service is added to the Services Schedule pursuant to Section 1.1(f) or Section 1.1(g), as applicable) and shall continue through the expiration of the term relating to such Transition Service as set forth in the Services Schedule or if no expiration date for such Transition Service is stated therein, such Transition Service will continue for the Term, unless (a) this Agreement is terminated in its entirety by the Parties in accordance with Section 1.5, (b) this Agreement or such Transition Service is terminated, in whole or in part, in accordance with ARTICLE V, (c) Provider discontinues such Transition Service pursuant to Section 2.5 or (d) otherwise mutually agreed by the Parties in writing.

1.4.        Service Suspensions. Recipient acknowledges that the Transition Services may, from time to time, in the reasonable discretion of Provider, be interrupted, suspended, allocated or reduced in whole or in part for (a) ordinary course or necessary modifications or maintenance relating to the Transition Services or (b) any other reasonable matters to the extent such matters equally affect other operations, businesses or divisions of Provider or its Affiliates receiving the same services (the “Service Suspensions”); provided, however, that (x) Provider shall conduct (and shall cause its Affiliates to conduct) any Service Suspension for the Transition Services, including with respect to bringing systems and services back online, on a non-discriminatory basis as compared to other operations, businesses or divisions of Provider and its Affiliates, and (y) Provider shall notify (or cause its Affiliate to notify) Recipient or its applicable Affiliate of such Service Suspensions consistently with the manner in which it notifies its and its Affiliates’ businesses of the same Service Suspensions but, in any event, Provider shall give (or cause its Affiliate to give) Recipient or its applicable Affiliate reasonable advance notice of any planned Service Suspension, provided that, in the event of any unplanned Service Suspension for which advance notice is not practicable, Provider shall give (or cause its Affiliate to give) Recipient or its applicable Affiliate prompt notice thereof. Provider shall consider (or shall cause its Affiliate to consider) in good faith the impact of any such Service Suspension on Recipient or its applicable Affiliate and cooperate (or cause its Affiliate to cooperate) in good faith with Recipient or its applicable Affiliate and use commercially reasonable efforts to minimize any adverse consequences to Recipient or its applicable Affiliate consistent with the manner in which it does so for its and its Affiliates’ businesses. Provider shall keep (or shall cause its Affiliate to keep) Recipient or its applicable Affiliate reasonably and promptly informed of the status and progress of any Service Suspension.

1.5.        Term.

(a)         The term of this Agreement (the “Term”) shall commence as of the Closing Date and shall continue until the date that is the end of the calendar month that is the twenty-fourth (24th) full calendar month after the Closing Date (the “Expiration Date”), unless, subject to Section 1.5(b), this Agreement is earlier terminated in its entirety by the Parties in accordance with ARTICLE V or the Parties agree in writing to extend the Term.

(b)         Notwithstanding anything to the contrary in this Agreement or the Services Schedules, in no event shall Provider or its Affiliates have any obligation to provide any Transition Service beyond the Expiration Date or, if earlier, the term of such Transition Service as set forth in the applicable Services Schedule; provided, however, Recipient may, with ninety (90) days prior written notice, extend the term of such Transition Service (or, for any Transition Service identified in the applicable Services Schedule as being required to be extended or terminated as a group, with respect to such group of Transitional Services), for a period of up to six months, if Recipient determines in good faith such extension is reasonably necessary for the operation of Recipient’s business. The Parties acknowledge and agree that any actual and reasonable increase to Provider or its Affiliates in the actual cost of providing a Transition Service may be charged to Recipient on a pass-through basis during the period of any extension to the extent such actual and reasonable increase is applied on a non-discriminatory basis as compared to other operations, businesses or divisions of Provider.

1.6.        Commingling of Cash.  To the extent Provider or any of its Affiliates shall have charge or possession of Recipient’s or any of its Affiliates’ cash or cash equivalents in connection with the provision of the Transition Services, Provider or its Affiliate shall (i) hold such cash or cash equivalents in the name and for the benefit of Recipient or its Affiliate and (ii) separately maintain, and not commingle, such cash or cash equivalents with any cash or cash equivalents of Provider or any of its Affiliates or any other Person.

1.7.        Intellectual Property.  Each Party (on behalf of itself and its Affiliates) hereby grants to the other Party and its Affiliates a limited, non-exclusive, royalty-free, fully paid-up non-assignable and non-sublicensable (except to applicable Subcontractors) license to use any Intellectual Property Rights owned or sublicensable (without consent by or payment of any amounts to any third party) by the granting Party or its Affiliates, in each case solely if and to the extent such use is necessary for the other Party or its Affiliates to receive or provide (as applicable) the Transition Services hereunder. Except as expressly provided in this Agreement, the Merger Agreement or the Separation and Distribution Agreement, neither Party shall acquire any right, title or interest in the other Party’s Intellectual Property Rights by reason of the provision or receipt of the Transition Services. If Provider or any of its Affiliates creates any improvements or derivative works of Recipient’s or any of its Affiliates’ Intellectual Property Rights in the course of performing the Transition Services (“Improvements”), Recipient or such applicable Affiliates shall solely and exclusively own all rights in the same. If, in the course of providing any Transition Service, Provider or any of its Affiliates creates or develops any Intellectual Property Rights that are primarily related to Recipient’s business in connection with such Transition Service for or on behalf of Recipient or any of its Affiliates (“Newly Developed IP”), then, as between the Parties, such Newly Developed IP shall be solely and exclusively owned by Recipient or such applicable Affiliates upon creation or development, together with any Improvements, and shall be deemed a “work made for hire” under applicable Law. Without limiting the generality of the foregoing, to the extent any such Improvements or Newly Developed IP would not qualify as a “work made for hire” under applicable Law, Provider (on behalf of itself and its Affiliates) hereby irrevocably assigns and transfers (and shall cause its Affiliates to assign and transfer) to Recipient (or any of its Affiliates designated by Recipient) all of the right, title and interest in, to and under such Improvements or Newly Developed IP.  To  the  extent  any  such  Improvements or Newly Developed IP (i) that are owned by SpinCo hereunder, relate to the Moon Business  as  of  immediately prior to the Distribution Time,  any such Improvements or Newly Developed IP shall be deemed included in the definition of “SpinCo Licensed IP” or (ii) that are owned by Moon hereunder,  relate to the SpinCo Business as of immediately prior to the Distribution Time, any such Improvements or Newly Developed IP shall be deemed included in the definition of “Moon Licensed IP”, in each case under the Intellectual Property Matters Agreement and licensed to the other Party and its applicable Affiliates thereunder.  The Parties shall take any and all actions and execute any and all other documents reasonably necessary to perfect, confirm and record the ownership of such Intellectual Property Rights as contemplated in this Section 1.7.

1.8.       Books and Records.  During the Term and for three (3) years thereafter (but without limitation to the provisions of the Merger Agreement or the Separation and Distribution Agreement or any other Transaction Document), Provider shall (and shall cause its Affiliates to) keep accurate and complete, in all material respects, books and records relating to the provision of the Transition Services, including with respect to all Costs incurred in providing such Transition Services and reasonable supporting documentation (subject to Provider’s records retention policies, as such policies may be amended or otherwise modified from time to time), provided that the terms of Section 5.5 governing return of Recipient’s and its Affiliates’ records and data will control in the event of a termination of this Agreement. Provider shall (and shall cause its Affiliates to) make such books and records and documentation (including financial data required for filings and audits, in either electronic or paper form) available to Recipient and its Affiliates, at the cost of Recipient, (i) upon reasonable written request, during normal business hours, (ii) subject to reasonably imposed security procedures and limitations and (iii) subject to compliance with Article IV of the Separation and Distribution Agreement.

ARTICLE II
COMPENSATION FOR TRANSITION SERVICES

2.1.        Fees.  As consideration for each Transition Service actually received by Recipient and its Affiliates, Recipient shall pay, or cause its Affiliates to pay, to Provider (or any of its Affiliates designated by Provider) for such Transition Service an amount equal to the cost of such Transition Service  as set forth on the Services Schedule, provided, that the cost of each Transition Service will be based upon the allocated cost of such service included in the “Transferring Corporate Costs vSent” (located in file 1.8.1 in the SpinCo Datasite (as defined in the Merger Agreement)).

2.2.        Set-Up Costs.  All fees, costs and expenses for the preparation and setting up activities described in Section 7.21(b) of the Merger Agreement (which are commonly referred to as transition services “set-up costs”) (“Set-Up Costs”), including any one-time license fees, one time set-up fees for software and engaging any third-party consultants to assist with such implementation and initiation, shall be borne as provided in Section 7.4 to the Separation and Distribution Agreement. To the extent that a Party or any of its Affiliates actually incurs any fees, costs or expenses which are Set-Up Cost allocated to the other Party, such Party shall reimburse (or cause its Affiliates to reimburse) the party incurring such amounts (and the provisions of Section 2.3 shall apply in respect of such reimbursements, mutatis mutandis).  For the avoidance of doubt, this Section 2.2 shall not apply with respect to Approvals and Notifications, which matters are addressed in Section 2.5.

2.3.        Payment Terms. Provider shall present Recipient (on account of Transition Services provided to Recipient and its Affiliates) with monthly invoices for the Transition Services Provider and its Affiliates provide.  The format of such invoices shall include, without limitation, a brief description of the applicable Transition Services, the billing period, the applicable Costs, and such other information as Recipient may reasonably request to verify the quantity or volume of and Costs for the Transition Services. Recipient shall pay (or cause its Affiliates to pay), the undisputed amount of the monthly invoiced amount within forty-five (45) days after the date such monthly invoice was received. Any invoiced undisputed amounts not paid within such forty-five (45) day period shall be subject to interest from the due date until the date of payment, compounded monthly, at the Prime Rate published in The Wall Street Journal, Eastern Edition (or the maximum legal rate, whichever is lower). If Recipient in good faith disputes any portion of the amount due on any invoice, Recipient shall notify Provider in writing of the nature and basis of the dispute as soon as commercially reasonable, but no later than forty-five (45) days from the date of such invoice. If Recipient does not notify Provider of any disputed amounts within such forty-five (45) period, then Recipient will be deemed to have accepted Provider’s invoice. With respect to any invoiced amounts disputed by Recipient in good faith and notified to Provider in accordance with the requirements of this Section 2.3, Recipient may, in its discretion, (i) withhold such amounts pending resolution of the dispute in accordance with Section 3.2 or (ii) pay (or cause its Affiliates to pay) such amounts within the period set forth in the applicable invoice and seek reimbursement from Provider if such dispute is resolved in Recipient’s favor. Recipient shall pay (or cause its Affiliates to pay), or reimburse (or cause its Affiliates to reimburse) Provider for, the gross amount of any sales, use, excise, value-added or other similar tax (whether now existing or subsequently enacted) applicable to the amounts charged by Provider for Transition Services hereunder.  Provider shall include such taxes on the invoices provided in accordance with this Section 2.3 and shall be responsible for remitting (or causing the remission of) such taxes to the applicable taxing authority.  Each of the Parties and their respective Affiliates shall be solely responsible for the payment of any and all of their own other taxes imposed with respect to the provision of any Transition Services and any fees or charges in respect thereof, including without limitation franchise and similar taxes on capital, employment taxes associated with its employees, property taxes, gross receipts taxes, and taxes based on income. All amounts due and payable hereunder shall be invoiced and paid in (A) U.S. dollars or (B) if the Parties so agree, a foreign currency agreed by the Parties. With respect to Provider or any of its Affiliates that is domiciled outside of the United States that provides Transition Services to Recipient or any of its Affiliates that is domiciled outside the United States, if required by any applicable Law or otherwise reasonably requested by a Party or an Affiliate thereof, such non-U.S. Persons will enter into a local country agreement providing for the performance of such Transition Services.

2.4.        Audit Rights.  During the Term, and for a period of eighteen (18) months thereafter, Recipient shall have the right to conduct or cause to be conducted, an audit of the data, books and records and other pertinent information of Provider and its Affiliates concerning the provision of Transition Services hereunder, including without limitation, for purposes of disputing the calculation of any fees charged under this Agreement or for preparing financial statements. Such audit shall be at Recipient’s cost and expense, provided, however, that if an error in the calculation of the amounts invoiced to Recipient resulting in an overcharge to Recipient and its Affiliates of 10% or more (compared to the amount set forth on the applicable invoice) is identified in any such audit, Provider shall bear the cost of such audit. Without limiting the generality of the foregoing, in connection with the exercise of Recipient’s audit right, Provider shall also provide Recipient and its personnel and third-party accountants with reasonable access to Provider’s and its Affiliates’ pertinent personnel and third-party accountants (subject to execution of any access letters required by third-party accountants); provided that Provider and its personnel and third-party accountants shall not be required to provide information to Recipient or its personnel or third-party accountants that (x) is competitively sensitive or would waive any legal privilege (provided that in such case Provider shall use commercially reasonable efforts to provide Recipient and its personnel and third-party accountants with such information in a form and/or manner that would not result in competitive harm or waive legal privilege), (y) requires a third-party consent, which Provider, despite using commercially reasonable efforts, is not able to obtain, or (z) would be in violation of applicable Law. Recipient shall provide at least ten (10) Business Day’s advance notice of any such audit, and shall conduct such audit during normal business hours and in such a manner so as to reasonably minimize disruptions to Provider and its Affiliates.  No more than one (1) audit contemplated by this Section 2.3 may be conducted by Recipient during any 12-month period.

2.5.        Third-Party Consents; Contravention.

(a)         To the extent that any Approval or Notification is necessary for Provider and its Affiliates to provide the Transition Services to Recipient and its Affiliates, the Parties shall use their reasonable best efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except as otherwise provided in Section 7.4 to the Separation and Distribution Agreement, neither Moon nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make such Approvals or Notifications. A Party shall not be deemed in breach of this Agreement in connection with the provision, receipt or use of a Transition Service (or failure to do so) if and to the extent such breach is the result of a failure by the Parties to secure an Approval or Notification, and in such event the Parties shall reasonably cooperate in good faith to effect an alternate method of providing the Transition Services to Recipient or its applicable Affiliate to the extent reasonably practicable. If such good faith effort does not result in a solution mutually acceptable to the Parties within thirty (30) days, then upon five (5) Business Days’ written notice delivered to Recipient after the expiration of such thirty (30) day period Provider and its Affiliates shall be relieved of the obligation to perform such Transition Service.

(b)         Neither Provider nor its Affiliates shall be required to perform a Transition Service if the provision of such Transition Service by Provider or its Affiliate conflicts with or violates applicable Law. The Parties shall use their reasonable best efforts to resolve any such conflict or violation as soon as reasonably practicable; provided, however, that, except as otherwise provided in Section 7.4 to the Separation and Distribution Agreement, neither Moon nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to resolve any such conflict or violation.  If Provider, Recipient, or any of their  respective Affiliates becomes aware of any of the foregoing conflicts or violations arising from provision of a Transition Service by Provider or its Affiliate, such Party shall promptly advise the other Party upon obtaining knowledge of such potential conflict or violation and Provider may suspend or cease (or cause its Affiliate to suspend or cease) providing such Transition Service. A Party shall not be deemed in breach of this Agreement in connection with the provision, receipt or use of a Transition Service (or failure to do so) if and to the extent such breach is the result of a failure by the Parties to resolve any such conflict or violation, and in such event the Parties shall reasonably cooperate in good faith to effect an alternate method of providing the Transition Services to Recipient or its applicable Affiliate to the extent reasonably practicable.  If such good faith effort does not result in a solution mutually acceptable to the Parties within thirty (30) days, then upon five (5) Business Days’ written notice delivered to Recipient after the expiration of such thirty (30) day period Provider and its Affiliates shall be relieved of the obligation to perform such Transition Service.

ARTICLE III
GOVERNANCE AND DISPUTES

3.1.        Cooperation, Information and Access; Monthly Meeting.

(a)          The Parties will cooperate in good faith in all matters relating to the provision and receipt of the Transition Services and to minimize expense, distraction and disturbance to the other Party in performance of their respective obligations hereunder. Without limiting the generality of the foregoing, Recipient will provide (or cause its Affiliates to provide) to Provider in a timely manner, access to personnel, facilities and information required or reasonably requested by Provider in connection with providing the Transition Services; provided, however, Recipient shall not be required to provide (or cause its Affiliate to provide) access to information that (x) is competitively sensitive or would waive legal privilege (provided, that in such case Recipient shall use commercially reasonable efforts to provide (or cause its Affiliate to provide) Provider with such information in a form and/or manner that would not result in competitive harm or waive legal privilege), (y) requires a third-party consent, which Recipient or its Affiliates, despite using commercially reasonable efforts, is not able to obtain or (z) would be in violation of applicable Law; provided that, in each case of clause (x) and (y), Provider will not be liable for breach of this Agreement for a failure to provide a Transition Service to the extent that such failure resulted from the failure of Recipient to provide access to such information.

(b)         Each Party agrees that all of its and its Affiliates’ employees and any third-party service providers and Subcontractors, when on the property of the other Party or any of its Affiliates, or when given access to any equipment, computer, software, network or files owned or controlled by the other Party or any of its Affiliates, shall conform to the policies and procedures of such other Party or its Affiliate concerning health, safety and security (including physical security, network access, internet security, virus protection, disaster recovery, confidentiality, privacy and personal information security guidelines, policies and procedures) which are made known to such Party in advance in writing.

(c)         The Parties shall cooperate (and shall cause their Affiliates to) to ensure that any creation, collection, receipt, access, use, storage, disposal and disclosure of personal information hereunder does and will comply with all applicable Laws, including privacy and data protection Laws, as well as all applicable accepted industry standards. Recipient shall be advised immediately of any actual or attempted unauthorized access to or use of any technology, or any SpinCo Confidential Information or Moon Confidential Information, as the case may be (including any personal information of the Parties or their Affiliates) processed thereby or stored thereon (such unauthorized access or use, a “Security Breach”). Provider shall (and shall cause its Affiliates to) take all reasonable measures, at its expense, to remediate such Security Breach in compliance with all applicable Laws and will cooperate with Recipient’s reasonable requests in responding to such Security Breach. Provider shall not (and shall not permit its Affiliates to) provide notice to or contact any third party regarding a Security Breach, whether actual or suspected, without the prior written consent of Recipient, except to the extent required by applicable Law. Each Party reserves the right to disconnect (or cause its Affiliate to disconnect) the other Party or its Affiliate immediately from its or its Affiliate’s network and suspend any affected Transition Services, to the extent it reasonably deems it necessary and would do so with respect to its own businesses or Affiliates under similar circumstances, if such Party determines that: (1) its network is being attacked by devices from within the other Party’s or its Affiliate’s network, or (2) any network provided to the other Party or its Affiliate by such Party or its Affiliate as a Transition Service under this Agreement has been connected to (i) the internet or any third party network in any manner other than through an approved network, or (ii) any wireless access point. Upon satisfactory remediation the disconnecting Party will reconnect (or will cause its Affiliate to reconnect) the other Party or its applicable Affiliate and resume any affected Transition Services.

(d)         Provider and Recipient understand that, from time to time, each may need to access the other’s or the other’s Affiliate’s software and related data and databases, in which there is no commercially practical method to partition or separately protect confidential data or information or to restrict access to certain proprietary networks or applications. If either Party believes there is a risk to their confidential information due to the other Party’s or its Affiliate’s ability to access confidential data, information, or proprietary network or applications, such Party will have the right, but not the obligation, to establish and implement (or cause its Affiliate to establish and implement) reasonable restrictions on the other Party’s or its Affiliate’s access to any software, data, databases, applications, or networks used in connection with the Transition Services. Such restrictions may be imposed only for the purposes of: (i) protecting security of data on physical and electronic networks; (ii) assuring compliance with Law or contract restrictions imposed by third parties; (iii) protecting the integrity of the data, applications, or networks; or (iv) protecting against the loss of any material competitive advantage. Each Party will give (or will cause its Affiliate to give) commercially reasonable notice to the other or its applicable Affiliate of the imposition of any such restrictions. Provider and Recipient agree that they will work together, in good faith, to minimize the need for any such restrictions and the interruption or degrading of any such Transition Services. Both Parties agree to comply (and to cause their Affiliates to comply) with applicable Law with respect to data collection, processing, use, transfer, protection and privacy.

(e)          During the Term, each Party shall nominate one (1) representative (together, “Lead TSA Coordinators”) who shall conduct a joint monthly meeting at a mutually agreed time to discuss all matters arising in connection with the provision of the Transition Services and the performance of the Agreement, provided, however, each such meeting may be canceled in advance upon the mutual agreement of the Lead TSA Coordinators.

(f)          The Lead TSA Coordinators may from time to time nominate functional team leaders, responsible for either (i) a designated geographical area in which Transition Services are being provided or (ii) designated Transition Services and such nominated Persons shall have the authority to handle such daily operational matters related to the applicable Transition Service or Transition Services (such Persons, the “Function Leads”). Function Leads shall not have authority or responsibility with respect to any Transition Services other than the Transition Services(s) with respect to which they have been designated as Function Leads by the Lead TSA Coordinators. Either Lead TSA Coordinator may, from time to time, by written notice to the other Lead TSA Coordinator nominate a replacement Function Lead for any Transition Service. Issues that cannot be resolved by the applicable Function Leads shall be escalated to the Lead TSA Coordinators in accordance with Section 3.2.

3.2.       Dispute Resolution.  Prior to initiating any Action, any dispute, controversy or claim arising out of, relating to or in connection with the Transition Services or this Agreement (including any dispute in respect of charges or payments pursuant to or otherwise governed by Section 2.3 or in respect of or following any audit pursuant to Section 2.4) (a “Dispute”) that cannot be resolved by the applicable Function Leads after fifteen (15) Business Days, shall be submitted first to the Lead TSA Coordinators, and the Lead TSA Coordinators shall seek to resolve such Dispute through good faith negotiation. In the event that any Dispute is not resolved by the Lead TSA Coordinators within fifteen (15) Business Days after the Dispute was referred to the Lead TSA Coordinators (during which time the Lead TSA Coordinators shall meet in person or by telephone as often as reasonably necessary to attempt to resolve the Dispute), the Lead TSA Coordinators shall escalate the Dispute to the chief financial officer of each Party for resolution. Upon such escalation, each TSA Project Lead will provide to his or her Party’s chief financial officer (i) the issues in dispute and such Party’s position thereon, (ii) a summary of the evidence and arguments supporting such Party’s position and (iii) a summary of the negotiations that have taken place to date. The chief financial officers shall meet in person or by telephone as often as reasonably necessary to resolve the Dispute and shall confer in a good faith effort to resolve the Dispute. If such chief financial officers decline to meet, or if they fail to resolve the Dispute within ten (10) Business Days after the matter was first referred to either of them (as such time period may be extended by them in writing), the Dispute shall be escalated to the chief executive officers of each Party and the Parties shall follow the same procedures described above with respect to the chief financial officers. If such chief executive officers decline to meet, or if they fail to resolve the Dispute within ten (10) Business Days, either Party may initiate an Action in accordance with Section 7.8 to resolve the Dispute. Any disputed amount determined by the Parties or a court to be payable to a Party, together with interest thereon at the Prime Rate published in The Wall Street Journal, Eastern Edition (or the maximum legal rate, whichever is lower), on the forty-fifth (45th) day after the applicable invoice was received by the other Party, from such date through the date of payment, shall be due and payable to the Party to which payment is due by wire transfer of immediately available funds to such account or accounts as shall be specified by such Party within three (3) Business Days after such amounts are finally determined as provided in this Section 3.2.

ARTICLE IV
DISCLAIMERS; LIMITATION OF LIABILITY; INDEMNIFICATION

4.1.      Disclaimers.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING SECTION 1.1(b) AND SECTION 4.3), THE TRANSITION SERVICES AND ACCESS TO THE PARTIES’ AND THEIR RESPECTIVE AFFILIATES’ COMPUTER AND OTHER SYSTEMS OR OTHER FACILITIES OR ASSETS ARE PROVIDED ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, PERFORMANCE, COMMERCIAL UTILITY, NONINFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTIES, CONDITIONS, GUARANTEES OR REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED.

4.2.      Limitation of Liability.  NO PARTY NOR ANY STOCKHOLDER, OFFICER, DIRECTOR, AGENT, OTHER REPRESENTATIVE OR AFFILIATE THEREOF SHALL BE LIABLE TO ANY OTHER PARTY OR ANY STOCKHOLDER, OFFICER, DIRECTOR, AGENT, OTHER REPRESENTATIVE OR AFFILIATE THEREOF OR ANY OTHER THIRD PERSON FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, OR LOSSES CALCULATED BY REFERENCE TO ANY MULTIPLE OF EARNINGS OR EARNINGS BEFORE INTEREST, TAX, DEPRECIATION OR AMORTIZATION (OR ANY OTHER VALUATION METHODOLOGY) WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, IN EACH CASE, ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY ACTS OR OMISSIONS RELATING TO THE TRANSITION SERVICES, WHETHER LIABILITY IS BASED ON CONTRACT, TORT, STRICT LIABILITY OR OTHER FAULT FOR ANY MATTER RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF A PARTY IS HELD LIABLE TO A THIRD PARTY FOR ANY OF SUCH DAMAGES AND THE OTHER PARTY IS OBLIGATED TO INDEMNIFY SUCH PARTY FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THEN SUCH INDEMNIFYING PARTY SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE THE OTHER PARTY FOR, THE TOTAL AMOUNT OF SUCH DAMAGES HOWSOEVER CHARACTERIZED. WITHOUT LIMITING THE FOREGOING, EXCEPT IN THE CASE OF FRAUD, BAD FAITH, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF PROVIDER, IN NO EVENT WILL THE TOTAL, CUMULATIVE, AGGREGATE LIABILITY OF SUCH PROVIDER, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEED AN AMOUNT EQUAL TO TWO (2) TIMES THE AMOUNTS PAID BY SUCH RECIPIENT TO SUCH PROVIDER FOR THE TRANSITION SERVICES PROVIDED DURING THE TERM OF THIS AGREEMENT.

4.3.        Indemnification.     (a) Recipient will indemnify, defend and hold harmless Provider and its Affiliates and their respective stockholders, members, managers, officers, directors, agents and other representatives (collectively, the “Provider Indemnitees”) from any and all claims, demands, suits, losses, liabilities, penalties, actions and damages (“Claims”) under or in connection with this Agreement to the extent arising from: (i) fraud, bad faith, willful misconduct or gross negligence of or by Recipient or any of its Affiliates, in each case related to the receipt of Transition Services under this Agreement, (ii) a breach of any provision of this Agreement by Recipient or any of its Affiliates, (iii) a violation of applicable Law by Recipient or any of its Affiliates, (iv) any infringement or misappropriation of Intellectual Property Rights of any third Person by Recipient or any of its Affiliates arising out of the receipt of Transition Services under this Agreement, or (v) any Security Breach by Recipient or any of its Affiliates (other than such Claims to the extent resulting from or arising out of fraud, bad faith, or willful misconduct or gross negligence on the part of Provider or its Affiliates or their respective Subcontractors under or in connection with this Agreement.

(b)         Provider will indemnify, defend and hold harmless Recipient and its Affiliates and their respective stockholders, members, managers, officers, directors, agents, other representatives (collectively, the “Recipient Indemnitees”) from any and all Claims under or in connection with this Agreement to the extent arising from: (i) fraud, bad faith, willful misconduct or gross negligence of or by Provider or any of its Affiliates, in each case related to the provision of Transition Services under this Agreement, (ii) a breach of any provision of this Agreement by Provider or any of its Affiliates, (iii) a violation of applicable Law by Provider or any of its Affiliates, (iv) any infringement or misappropriation of Intellectual Property Rights of any third Person by Provider or any of its Affiliates arising out of the provision of Transition Services under this Agreement, or (v) any Security Breach by Provider or any of its Affiliates (other than such Claims to the extent resulting from or arising out of fraud, bad faith, willful misconduct or gross negligence on the part of Recipient or its Affiliates under or in connection with this Agreement).

(c)         Except in the case of fraud, the exclusive remedy for any Provider Indemnitee or any Recipient Indemnitee for monetary damages arising from a breach of this Agreement shall be the indemnification provided under this Section 4.3. For the avoidance of doubt, each Party may seek specific performance and other equitable remedies in accordance with Section 7.9

(d)          Each Provider Indemnitee and Recipient Indemnitee shall use its commercially reasonable efforts to mitigate any loss for which such Provider Indemnitee or Recipient Indemnitee seeks indemnification under this Agreement.

ARTICLE V
TERMINATION

5.1.       Termination of Transition Services. Unless both of the Parties agree in writing to terminate this Agreement, neither Party may terminate this Agreement in its entirety and Provider may not terminate any Transition Service, in whole or in part, during the Term, except as follows:

(a)        Recipient shall have the right to terminate any Transition Service, in whole or in part, upon thirty (30) days prior written notice to Provider, in each case, subject to the obligation to pay Early Termination Charges, as provided for under Section 5.2; provided, however, that (i) to the extent that Provider’s ability to provide (or cause to be provided) a Transition Service is dependent on the continuation by Recipient of another Transition Service (including continuation of access to a facility) to the extent expressly provided in the relevant Services Schedule, then Recipient shall not be entitled to terminate or reduce part of the scope or amount of, any such Transition Service unless, concurrently therewith, Recipient also terminates or reduces all such other interdependent Transition Services and (ii) to the extent that Provider informs Recipient that Provider’s actual cost of providing any other Transition Service would be increased by such termination or reduction, then Recipient shall not be entitled to terminate or reduce part of the scope or amount of, any such Transition Service unless, concurrently therewith, Recipient agrees to such increased Cost for such other Transition Services; and

(b)         if either Party materially breaches any of its material obligations under this Agreement and such Party does not cure such breach within sixty (60) days after the fiftieth (50th) Business Day (or such other period as the Parties agree in writing) after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement, in whole or in part (with respect to the Transition Services to which the breach relates), by providing written notice of termination to the Party in breach (it being understood that this Section 5.1(b) shall not limit the Parties’ obligations pursuant to Section 3.2); and

(b)         this Agreement may be terminated, effective immediately upon written notice, by a Party, if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.

5.2.        Effect of Termination of Service.

(a)         Upon termination or reduction of any Transition Service pursuant to this Agreement, Recipient shall pay (or cause its Affiliate to pay) to Provider (or any Affiliate designated by it) all applicable Early Termination Charges, which shall be invoiced and paid as provided in Section 2.3. “Early Termination Charges” means any and all incremental out-of-pocket fees or expenses actually incurred and payable to any unaffiliated, third-party provider solely as a result of any early termination or reduction of a Transition Service (which fees and expenses may include breakage fees, or early termination fees or charges); for the avoidance of doubt, “Early Termination Charges” do not include any fees, costs or expenses incurred upon or in connection with the normal expiration of any Transition Service.

(b)         Upon termination of any Transition Service pursuant to this Agreement, Provider of the terminated Transition Service will have no further obligation to provide (or to cause its Affiliates to provide) any of the terminated Transition Services, and Recipient will have no obligation to pay (or to cause its Affiliate to pay) any future Costs relating to any such Transition Service; provided that such Recipient shall remain obligated to Provider for (i) Costs, any other fees, costs and expenses owed and payable per the terms of Article II with respect to Transition Services provided prior to the effective date of termination and (ii) Early Termination Charges as invoiced by Provider to Recipient.

5.3.       Force Majeure Event.  Provider and its Affiliates shall not be liable for delays or interruptions in performing their obligations (other than obligations to make monetary payments) primarily arising from (i) any act, delay or failure to act on the part of any Governmental Authority; (ii) acts of God; (iii) casualties such as fire or explosions; (iv) labor strikes or (v) any other causes beyond their reasonable control (or beyond the reasonable control of any Person acting on their behalf) (any such event, a “Force Majeure Event”). In the event of any Force Majeure Event which Provider determines will prevent or cause a significant delay in its or its Affiliates’ performance, Provider shall notify Recipient promptly in writing. Provider shall (a) use (and shall cause its Affiliates to use) reasonable best efforts to overcome the circumstances created by such event as quickly as possible, (b) mitigate the impact of such circumstances on its provision of Transition Services hereunder, (c) shall notify Recipient promptly in writing when such circumstances have ceased to affect the provision of Transition Services, (d) shall treat Recipient on a non-discriminatory basis as compared to any other internal or external service recipient, if any, in connection with the restoration of the affected Transition Services and (e) at the option of Recipient, the term and all additional payments owed in respect of any affected Transition Services shall be tolled to the extent such Transition Services are not provided or have not already been provided by Provider, until such Transition Service is resumed in accordance with the standards set forth in Section 1.1(b). Upon a cessation of a Force Majeure Event, Provider shall use reasonable best efforts to resume its performance of any affected Transition Services in accordance with the standards set forth in Section 1.1(b) with the least possible delay. So long as a Force Majeure Event persists, Recipient shall have the right, but not the obligation, (x) to obtain replacement services for the affected Transition Services for the duration of such Force Majeure Event from a third-party service provider at Recipient’s and Provider’s equally shared expense or (y) to terminate any Transition Service in whole or in part upon ten (10) Business Days’ prior written notice to Provider.

5.4.       Survival Upon Expiration or Termination.  The provisions of Section 1.8 (Books and Records), ARTICLE IV (Disclaimers; Limitation of Liability; Indemnification), ARTICLE VI (Notices and Demands) ARTICLE VII (Miscellaneous) and Section 5.6 (Transition and Post Termination Assistance) shall survive the termination or expiration of this Agreement unless otherwise agreed to in writing by both Parties; provided that, the provisions of ARTICLE II (Compensation for Transition Services) shall survive such termination and each Party shall remain liable to the other Party for all amounts payable thereunder in respect of Transition Services provided prior to the effective date of such termination.

5.5.        Actions Upon Termination.  Except as otherwise provided in the Merger Agreement, the Separation and Distribution Agreement or other Transaction Documents, upon the termination of any Transition Service with respect to which either Party holds equipment, books, records, files or any other documents or other property owned by (or required by the Merger Agreement, the Separation and Distribution Agreement or any other Transaction Document to be delivered to) the other Party, the Party in possession of such property (including Intellectual Property Rights) shall, at the other Party’s request and option, destroy, return or deliver (or cause to be destroyed, returned or delivered) all such property of the other Party. Each Party shall bear its reasonable costs and expenses associated with the return or destruction thereof, except as otherwise provided in the Merger Agreement, the Separation and Distribution Agreement or the other Transaction Documents. In addition, upon the termination of any of the Transition Services which involved the compilation of records including data on Provider’s or its Affiliates’ computer systems, upon Recipient’s written request, Provider will use (and will direct its Affiliates to use) commercially reasonable efforts to promptly deliver (or to cause to be promptly delivered) such records to Recipient or its Affiliates; provided that, Provider and its Affiliates shall be allowed to retain a copy of such materials (i) to the extent required by applicable Law, or Provider’s or its Affiliates’ bona fide compliance or record retention policies; or (ii) to the extent it is “backed-up” on its or theirs (as the case may be) electronic information management and communications systems or servers, is not available to the end user and cannot be expunged without considerable effort.  Electronic records will be provided on magnetic media in readable format mutually acceptable to the Parties, which format will be capable of being read by a computer mutually acceptable to the Parties.

5.6.        Transition and Post Termination Assistance. During the Term and for a period of three (3) months following expiry of the Term, subject to Section 7.5, Provider shall provide (and cause its Affiliates to provide) reasonable separation assistance to Recipient and its Affiliates to enable Recipient and its Affiliates to transition and transfer responsibility for the provision of the Transition Services to Recipient and its Affiliates. Costs of providing any such assistance in accordance with this Section 5.6 shall be borne as provided in Section 7.4 to the Separation and Distribution Agreement.

ARTICLE VI
NOTICES AND DEMANDS

6.1.        Notices.  All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

(a)          if to Moon, to:

Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park, Swords, Co. Dublin, Ireland
Attention: Evan M. Turtz
Email:       Evan_Turtz@irco.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:  Scott A. Barshay
     Steven J. Williams
Email:       sbarshay@paulweiss.com; swilliams@paulweiss.com

(b)          if to SpinCo, to:

Ingersoll-Rand U.S. HoldCo, Inc.
c/o Ingersoll-Rand Company
800-E Beaty Street
Davidson, NC 28036
Attention:   Andy Schiesl
Email:         andy.schiesl@gardnerdenver.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:  Marni Lerner
     Mark Pflug
Email:       mlerner@stblaw.com; mpflug@stblaw.com

ARTICLE VII
MISCELLANEOUS

7.1.       Relationship of the Parties.  The Parties declare and agree that each Party and its Affiliates is engaged in a business that is independent from that of the other Party and its Affiliates and Provider and its Affiliates shall perform their obligations hereunder as independent contractors. It is expressly understood and agreed that nothing contained herein is intended to create an agency relationship, or a partnership or joint venture.  Neither Party or its Affiliates is an agent or employee of the other Party or its Affiliates.  Neither Party or its Affiliates has authority to represent the other Party or its Affiliates as to any matters, except as may be authorized in writing by the other Party or its Affiliates from time to time.

7.2.        Employees.  Provider or its Affiliates shall be solely responsible for payment of compensation to their respective employees engaged in providing any Transition Services. Provider or its Affiliates shall assume full responsibility for payment of all federal, state, and local taxes or contributions imposed or required under unemployment insurance, social security, and income Tax Laws with respect to such persons.

7.3.        Interpretation.  Unless the context of this Agreement otherwise requires:

(a)        (i) Words of any gender include each other gender and neuter form; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) derivative forms of defined terms will have correlative meanings; (iv) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (v) the terms “Article,” “Section,” “Annex,” “Exhibit,” and “Schedule,” refer to the specified Article, Section, Annex, Exhibit, or Schedule  of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vii) the word “or” shall be disjunctive but not exclusive.

(b)        References to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract, document or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).

(c)          References to any federal, state, local, foreign or supranational statute or other Law shall include all regulations promulgated thereunder.

(d)          References to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(e)         The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(f)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)          The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h)         The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.

(j)          All monetary figures shall be in United States dollars unless otherwise specified.

7.4.       Assignment. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party. Any attempted assignment or delegation in breach of this Section 7.4 shall be null and void, except that (without limiting any other provision of this Agreement, the Merger Agreement, the Separation and Distribution Agreement, or any other Transaction Document) a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of all or substantially all of the business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, that in each case, no such assignment shall release such Party from any liability or obligation under this Agreement.

7.5.       Confidentiality.  The Parties acknowledge that certain SpinCo Confidential Information and Moon Confidential Information may be shared or disclosed during the performance of this Agreement.  The Parties agree that all SpinCo Confidential Information and Moon Confidential Information will be subject to the confidentiality provisions of Section 7.2 of the Separation and Distribution Agreement.

7.6.        Severability.  If any provision of this Agreement, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

7.7.        Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective Affiliates, permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their Affiliates, any rights or remedies under or by reason of this Agreement; provided, however, that (i) Clover shall be an express third-party beneficiary of the rights of SpinCo as provided in this Agreement and (ii) Provider Indemnitees and Recipient Indemnitees shall be express third-party beneficiaries of ARTICLE IV (Disclaimers; Limitation of Liability; Indemnification).

7.8.        Governing Law ; Jurisdiction; WAIVER OF JURY TRAIL.

(a)          This Agreement, and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. Each of the Parties (on behalf of itself and its Affiliates) expressly waives any right it (or any such Affiliate) may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

(b)          Each of the Parties (on behalf of itself and its Affiliates) hereby irrevocably and unconditionally submits, for itself (and such Affiliate) and its (and such Affilate’s) property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, of if jurisdiction is not then available in such federal court, then in any Delaware state court siting in New Castle County) and any appellate court from any appeal thereof (the “Chosen Courts”) in any Action arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably (on behalf of itself and its Affiliates) and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Chosen Courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Chosen Courts. Each of the Parties (on behalf of itself and its Affiliates) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party (on behalf of itself and its Affiliates) irrevocably consents to service of process in the manner provided for notices in Section 6.1. Nothing in this Agreement will affect the right of any Party (or its Affiliates) to serve process in any other manner permitted by applicable Law.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT (OR ANY OF ITS AFFILIATES) MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8(c).

7.9.       Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights under this Agreement. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

7.10.     Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

7.11.      Entire Agreement.  This Agreement, the other Transaction Documents, the Merger Agreement, the Confidentiality Agreement (as defined in the Merger Agreement) including any related annexes, Exhibits and Schedules (including the Services Schedule), as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

7.12.      Amendments and Waivers.  No provision of this Agreement may be amended or modified except by a written instrument signed by each of the parties hereto. Any Party may, at any time, by action taken by its board of directors, a committee thereof or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the Parties of any breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

7.13.     Remedies Cumulative.  Unless otherwise provided under this Agreement (including, for the avoidance of doubt, Section 4.3), all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured Party may be entitled by Law or equity in case of any breach or threatened breach by the other Party of any provision in this Agreement.  Unless otherwise provided under this Agreement, use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement.

 [Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Transition Services Agreement to be executed by their duly authorized officers as of the date first written above.

INGERSOLL-RAND PLC

By:	/s/ Sara W. Brown
Name:	Sara W. Brown
Title:	Assistant Secretary

INGERSOLL-RAND U.S. HOLDCO, INC.

By:	/s/ Sara W. Brown
Name:	Sara W. Brown
Title:	Assistant Secretary

- Signature Page to Transition Services Agreement-